UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):                                                     March 10, 2015
     MANAGED FUTURES PREMIER ENERGY FUND L.P.
 (Exact name of registrant as specified in its charter)

New York	000-25921	13-3986032
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

c/o Ceres Managed Futures LLC
522 Fifth Avenue
New York, New York 10036
 (Address and Zip Code of principal executive offices)

Registrant’s telephone number, including area code:                                                           (855) 672-4468

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement.
Managed Futures Premier Energy Fund L.P. (the “Registrant”), Ceres Managed Futures LLC, the general partner of the Registrant (the “General Partner”), and Morgan Stanley Smith Barney LLC, doing business as Morgan Stanley Wealth Management (“MSWM”), have amended the alternative investment selling agent agreement dated November 12, 2013 (the “Selling Agreement”), by and among the General Partner, the Registrant and MSWM, pursuant to which MSWM has been appointed as a non-exclusive agent of the Registrant for the purpose of finding eligible investors for units of limited partnership interests in the Registrant through offerings that are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.
Pursuant to the amendment to the Selling Agreement, the Registrant will pay MSWM a monthly ongoing selling agent fee equal to 2.00% per year of the adjusted month-end net assets of the Registrant (computed monthly by multiplying the adjusted month-end net assets of the Registrant by 2.00% and dividing the result thereof by 12).  In all other respects the Selling Agreement remains unchanged and of full force and effect in regards to the Registrant.
A party to the Selling Agreement may terminate the Selling Agreement by written notice to the other parties on thirty days’ prior written notice, or immediately under certain circumstances as provided in the Selling Agreement.
The amendment to the Selling Agreement is filed herewith as Exhibit 10.1.
Item 9.01                          Financial Statements and Exhibits
Exhibit No.	Description
10.1	Amendment to the Selling Agreement dated March 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAGED FUTURES PREMIER ENERGY FUND L.P.

By: Ceres Managed Futures LLC, General Partner

By: /s/ Patrick T. Egan
Patrick T. Egan
President and Director

Date:  March 10, 2015